Gryphon Gold reports 165 ft of 0.21 ozs/ton (7.3 g/tonne)
First three holes of 2007’s 72 hole program extend the gold resource potential

March 1, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): Gryphon Gold reported the first 3 holes of its US $4.5 million 72 hole 2007 Borealis district exploration program (announced Jan 17, 2007).

The first three holes of the 2007 program with assay results are in the Graben deposit and the Lucky Boy zone located under the Central Pediment of the Borealis property. Hole G-29, one of the two in-fill holes drilled in the Graben deposit, had a 165 feet intercept of 0.21oz/ton (7.3 g/tonne) as detailed below. The hole drilled in the Lucky Boy anomaly is 3.0 kilometers west of the Graben deposit and assayed anomalous gold at considerably higher levels than the two previously released companion holes (CP -01 and 02) that discovered this new horizon.

In mid-February Eklund Drilling Company changed to a 24-hour per day drilling operation which is expected to result in completion of 5 or more holes per month. Generally, drilling will rotate between expanding the Graben deposit and testing the newly discovered targets within the Central and Western Pediments.

Graben deposit: This gold resource, which extends over 700 meters (north-south), is delineated by 38 widely spaced holes. This presents an opportunity to increase its gold resources by extending it in several directions and by filling in the gaps. The two ‘in-fill’ holes just completed have helped confirm the continuity of the deposit:

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At 197 meters (640 ft) of 1.1g/tonne hole G-28 is the longest continuous intersection of potentially ore grade gold mineralization drilled to date in the Graben deposit. The mineralized zone in hole G-28 is 27 meters longer than hole G-7 (169 meters of 3.4 g/tonne) and is located 38 meters southeast of hole G-07.

●	Hole G-29 was drilled 37 meters southwest of hole G-18 (see compendium of all drill holes at www.gryphongold.com).

The results for the two in-fill holes drilled in the Graben during February are:
	From	To	Interval	Gold	Interval	Gold
Hole No.	(meters)	(meters)	(meters)	(g/tonne)	(feet)	(oz/ton)
G-28	149	346	197	1.1	640	0.03
G-29	183	241	58	6.5	185	0.19
including	191	241	50	7.3	165	0.21
N.B. The mineralization is composed of multiple fracture systems. The length of the vertical intercepts may or may not represent true width/thicknesses.

The combination of geologic and geophysical data and interpretation of drill-hole results to date indicates a possible 700 to 1,000 meter extension to the length of the Graben’s hydrothermal system as well as extensions to its width. These extensions will be drilled in turn as part of the 2007 program.

Lucky Boy zone: Hole CP-03 was drilled in the Lucky Boy zone near the western margin of the Central Pediment (3.0 km west of the Graben deposit horizon) as a follow up to the two previously reported holes (CP-01 and CP-02) and contained considerably more detectable gold then those two holes.

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The trace element signature associated with the silca-pyrite alteration in these holes suggests they are on the margins of a major gold-bearing system. Zonge Geosciences Inc. has been contracted for a geophysical survey to further define this anomaly before additional drilling is undertaken. The three anomalous Lucky Boy drill holes listed below demonstrate a lateral extension of greater than 750 meters for this zone. At 430 meters CP-2 is the thickest quartz-pyrite intercept with anomalous gold mineralization discovered on the Borealis property to date. It compares favorably with the length of intersections in other famous high-sulphidation systems such as the Mulatos deposit in Mexico, and the Yanacocha deposit in Peru.

	From	To	Interval	Gold	Interval	Gold
Hole No.	(meters)	(meters)	(meters)	(g/tonne)	(feet)	(oz/ton)
CP-03	303	402	99	Detectable gold	325	Detectable gold
CP-02	135	565	430	Detectable gold	1405	Detectable gold
CP-01	125	260	135	Detectable gold	443	Detectable gold

N.B. The mineralization is composed of multiple fracture systems. The length of the vertical intercepts may or may not represent true width/thicknesses. Detectable gold refers to a grade less than the cut-off grade of 0.34g/tonne (0.01oz/ton)

The two recent drill holes (WP-01 and WP-02 reported Jan 17, 2007) in the Flatlands zone of the Western Pediment (5.3 km west of the Graben deposit) also define an additional 1000 meters of lateral extension of mineralized horizons.

These results support the view that the Borealis system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. To date favorable gold-bearing horizons totaling more than 8 square kilometers have been identified in the Central and Western Pediments. Gryphon Gold’s focus now is to locate structurally disrupted zones within these newly confirmed horizons that contain higher grade gold mineralization similar to the Graben deposit.

The 72 hole 2007 Borealis exploration program is designed to increase the Graben sulphide deposit’s gold resources and to discover additional gold deposits under pediment cover. The program will alternate between step-out drilling on the Graben extensions and in-fill drilling where holes are widely spaced, and exploration for additional gold deposits within the newly identified gold-bearing hydrothermal systems of the Central and Western Pediments. This cycle of rotating areas drilled allows for assay turn-around to guide the efficient selection of specific drill sites based on each target area’s results. It is anticipated that a suite of five or six drill holes including both development and exploration holes will be release every four to six weeks.

Reverse circulation drilling services are provided Eklund Drilling Company of Elko, Nevada. Drill bit size equaled 4 ½ inches in diameter and samples were collected at 5-foot intervals (1.5 meters). All drill samples were bagged and sealed at the drill site by drill contractor employees, placed in bins, and delivered to a secure storage. Inspectorate America Corporation (IAC) in Sparks, Nevada picked up the sample bins from secure storage. IAC is ISO 9001:2000 certified (Certificate number: 37295) and has successfully completed Canadian proficiency testing (CCRMP). Drill cuttings were dried, crushed to –10 mesh, rotary split to 1,000 grams, pulverized to –150 mesh, split to 350 gram pulps, fire assayed for gold and silver using 1-assay ton fire assay with an AA finish. Assays greater than 0.10 opt Au were re-assayed by 1-assay ton fire assay with a gravimetric finish. Strict QA/QC protocol was followed, including the insertion of standards and blanks on a regular basis in the assaying process.

Gryphon Gold is a Nevada corporation in the business of acquiring, exploring and developing gold properties in North America. Gryphon Gold's principal asset is the 27.5 square mile Borealis property (CIM-compliant 1.2 million Measured & Indicated and 0.6 million ounce Inferred gold resource) located in the Walker Lane gold belt of western Nevada. In addition to an aggressive drilling program, Gryphon continues to assess various options for expanding its gold resources inventory beyond its current levels. At present the Company has 47 million shares outstanding with a cash balance of approximately US$7.5 million as at February 28, 2007.

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

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Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements

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